Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE SECOND QUARTER OF FISCAL YEAR 2016

Sequential Profit Growth; Continued New Customer Wins;
Expecting Continued Sequential Increase in Revenue in Third Quarter

Spokane Valley, WA— January 26, 2016 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the three months ended December 26, 2015.
For the second quarter of fiscal year 2016, Key Tronic reported total revenue of $116.4 million, up 2% from $114.3 million in the same period of fiscal year 2015. For the first six months of fiscal year 2016, total revenue was $242.6 million, up 21% from $200.7 million in the same period of fiscal year 2015.
As expected, the Company saw sequential improvement in operating efficiencies. For the second quarter of fiscal year 2016, gross margin was 7.8% and operating margin was 2.1%, up from 7.1% and 1.4%, respectively, in the prior quarter.
Net income for the second quarter of fiscal year 2016 was $1.8 million or $0.16 per share, up from $1.6 million or $0.14 per share for the second quarter of fiscal year 2015. The results for the second quarter of fiscal year 2016 include $675,000 or $0.06 per share of tax credits related to recently approved research and development federal tax incentives. For the first six months of fiscal year 2016, net income was $2.6 million or $0.23 per share, up from $103,000 or $0.01 per share for the same period of fiscal year 2015.
“We’re pleased to see sequential profit growth, as our new programs continue to ramp and more than offset the reduced demand from a certain customer that has significantly impacted our results in recent quarters,” said Craig Gates, President and Chief Executive Officer. “We continue to see a robust pipeline of potential new business and recently won four new programs, involving industrial equipment, consumer products and lighting devices.”
“In the second half of fiscal year 2016, we expect that the ramp of new programs will continue to outpace the previously discussed decline of a longstanding customer. Even as we onboard several new customers and programs, we anticipate that we will continue to see gradually improving operating efficiencies in coming periods.”

Business Outlook
For the third quarter of fiscal year 2016, the Company expects to report revenue in the range of $117 million to $122 million, and earnings in the range of $0.12 to $0.17 per diluted share. These expected results assume an effective tax rate of 30%.
Conference Call
Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 888-427-9419 or +1-719-325-2432 (Access Code: 431302). A replay will be available by calling 888-203-1112 or +1 719-457-0820 (Access Code: 431302). A replay will also be available on the Company’s Web site.
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal year 2016. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 26, 2015	December 27, 2014	December 26, 2015	December 27, 2014
Net sales	$116,403	$114,311	$242,612	$200,653
Cost of sales	107,293	105,072	224,583	187,176
Gross profit	9,110	9,239	18,029	13,477
Research, development and engineering expenses	1,506	1,297	3,062	2,633
Selling, general and administrative expenses	5,201	5,425	10,784	10,032
Total operating expenses	6,707	6,722	13,846	12,665
Operating income	2,403	2,517	4,183	812
Interest expense, net	521	404	1,054	593
Income before income taxes	1,882	2,113	3,129	219
Income tax provision	95	487	525	116
Net income	$1,787	$1,626	$2,604	$103
Net income per share — Basic	$0.17	$0.15	$0.24	$0.01
Weighted average shares outstanding — Basic	10,710	10,552	10,708	10,550
Net income per share — Diluted	$0.16	$0.14	$0.23	$0.01
Weighted average shares outstanding — Diluted	11,418	11,471	11,279	11,442

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 26, 2015	June 27, 2015
ASSETS
Current assets:
Cash and cash equivalents	$1,193	$372
Trade receivables, net of allowance for doubtful accounts of $210 and $97	60,840	72,852
Inventories	97,909	91,594
Other	14,226	13,646
Total current assets	174,168	178,464
Property, plant and equipment, net	26,032	26,974
Other assets:
Deferred income tax asset	9,631	6,723
Goodwill	9,957	9,957
Other intangible assets	6,492	7,055
Other	1,660	1,621
Total other assets	27,740	25,356
Total assets	$227,940	$230,794
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$56,839	$61,528
Accrued compensation and vacation	7,382	9,467
Current portion of debt	5,000	5,000
Other	13,999	10,794
Total current liabilities	83,220	86,789
Long-term liabilities:
Term loan - long term	23,750	26,250
Revolving loan	12,660	11,631
Deferred income tax liability	—	501
Other long-term obligations	6,423	4,855
Total long-term liabilities	42,833	43,237
Total liabilities	126,053	130,026
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,711 and 10,706 shares, respectively	44,944	44,136
Retained earnings	63,999	61,395
Accumulated other comprehensive loss	(7,056)	(4,763)
Total shareholders’ equity	101,887	100,768
Total liabilities and shareholders’ equity	$227,940	$230,794

4